Exhibit 99.1

Contact: Press@angel.com

ANGEL AND 2521 ENTERTAINMENT ACQUIRE THE DAVID FRANCHISE FROM SLINGSHOT USA

Provo, UT – October 8, 2025 – Angel (NYSE: ANGX), an unprecedented technology company driven by 1.5 million grassroots Angel Guild members championing values-based stories, today announced that the company has partnered with 2521 Entertainment to acquire the DAVID franchise from Slingshot USA. DAVID is an animated film and television series based on the biblical story of the shepherd boy chosen to defeat Goliath and inspire his nation. One of Angel’s most highly anticipated films, DAVID will be released in theatres on December 19, 2025.

The animated film and accompanying five-part television series were produced by the same studio and director of YOUNG DAVID, a highly successful animated series that enjoyed some of the highest Angel Guild approval ratings ever recorded. Angel will explore producing additional episodes of the DAVID animated television series to extend the popular franchise.

“DAVID is the largest audience-funded film in history,” said Neal Harmon, co-founder and CEO, Angel. “Owning the DAVID intellectual property is a long-term strategic asset, and we anticipate making similar series acquisitions that resonate with the Angel Guild and have performed exceptionally well on our platform. We’re thrilled to partner with 2521 Entertainment to acquire DAVID, enabling us to deliver the holiday theatrical release this film deserves and exhibitors have long anticipated. At a time when the world is craving hope, David’s unyielding courage and faith remind us all to stand tall, and I am profoundly grateful for the miracle of this moment.”

As the Angel Guild continues to grow beyond 1.5 million members, the demand for television series is extremely strong. Angel will continue to invest in compelling, original, values-driven series that amplify light, inspire Guild members, and encourage ongoing audience engagement.

“At 2521 Entertainment our mission is to go beyond entertainment and offer families stories that elevate and leave a lasting impression in an otherwise distracted world,” said David Hunt, co-founder and chief creative officer, 2521 Entertainment. “We have found an incredible ally in this mission through our strategic alliance with Angel, which has quickly become one of the most innovative and exciting companies in recent memory.” Hunt added, “DAVID is one of those rare movies that will build meaningful, lasting family memories and connections. And there are few things in life more valuable than that.”

DAVID is a larger-than-life animated feature film about one of the most fascinating characters ever to live. The movie tells the biblical story of David, a warrior, poet, shepherd, and eventual king. While David is best known as the underdog who courageously slayed Goliath, DAVID digs deeper into this colorful character who led and inspired an entire nation of believers.

“It is often said that you end up living the movie you are making, and this could not be more true of making the David animated feature film, and it’s a testimony to God’s goodness that we can bring this beautiful film to the world,” said Director Phil Cunningham. “A vision that began over 30 years ago has required immense sacrifice, faith, bravery, and commitment from many to bring it to completion, and we have arrived at this moment. I’m grateful to 2521 Entertainment and Angel for their partnership to acquire and distribute the franchise. David dared to take off Saul’s armour and go to battle with just a slingshot. Angel has proven time and again that it is a leader and willing to take on the biggest challenges.”

Angel and 2521 Entertainment have collaborated on 14 projects to date, including KING OF KINGS, THE WINGFEATHER SAGA, THE LAST RODEO, SOUND OF FREEDOM (which earned $250 million at the worldwide box office), and the upcoming release YOUNG WASHINGTON. ZERO A.D. (previously scheduled for December 19, 2025) will now be released in 2026.

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About Angel:

Angel (“Angel Studios, Inc.”) is a values-based distribution company for stories that amplify light to mainstream audiences. Through the Angel Guild, 1.5 million paying members from more than 180 countries help decide what film and television projects the studio will market and distribute, and support the filmmakers who create films and series that amplify light. For more information, visit www.angel.com.

About 2521 Entertainment:

Founded in 2023, 2521 Entertainment is a film production and finance company that is not just creating good art and entertainment; we are changing the culture through art and entertainment with stories that matter. Our credits include King of Kings (Angel Studios), the highest-grossing faith-based animated opening ever; Sound of Freedom (Angel Studios), a $251M global hit; and House of David (The Wonder Project), Amazon Prime’s top-ranked series. Some upcoming releases are Zero A.D.. Reykjavik (Jeff Daniels, J.K. Simmons), and Runner (Alan Ritchson, Owen Wilson). https://2521entertainment.com/

Cautionary Statement Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication including the success and timing of the finalization of the joint venture between Angel and 2521 and delays in the anticipated release of DAVID in theaters, or the anticipated demand from Angel Guild members or audience members generally for the film. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Angel’s annual report on Form 10-K, and quarterly reports on Form 10-Q, the registration statement on Form S-4 filed in connection with Angel’s business combination, including those under “Risk Factors” therein, and other documents filed by Angel from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Angel assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Angel gives no assurance that Angel will achieve its expectations.